UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2011
HUBBELL INCORPORATED
(Exact name of registrant as specified in its charter)

CONNECTICUT	1-2958	06-0397030

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (475) 882-4000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 1.02	Termination of a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 20, 2011, Hubbell Incorporated (“Hubbell”) and its subsidiaries Hubbell Cayman Limited and Hubbell Investments Limited (as Borrowers) entered into a five-year Credit Agreement with a syndicate of lenders that provides $500 million in a committed bank credit facility (the “Credit Agreement”). Commitments under the Credit Agreement may be increased to an aggregate amount not to exceed $750 million. The Credit Agreement includes a $50 million sub-limit for each of the potential issuance of letters of credit and swing line borrowings.
The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The Credit Agreement replaces the previously reported $350 million five-year credit agreement dated October 31, 2007 and as amended and restated on March 27, 2008 (the “Prior Agreement”), which is now terminated. No borrowings were outstanding at any time under the Prior Agreement. The Credit Agreement has substantially the same material terms and conditions as the Prior Agreement. The only financial covenant in the Credit Agreement limits Hubbell’s debt-to-total capitalization ratio to 55% and the Agreement is not subject to termination based upon a decrease in Hubbell’s debt ratings or a material adverse change.
Revolving Loans will bear interest at a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Alternatively, at Hubbell’s option, Revolving Loans will bear interest at the Adjusted LIBO Rate, which is equal to the sum of (i) (a) the LIBO Rate as the rate appears on, in the case of a Eurocurrency Borrowing denominated in Dollars, Reuters Screen LIBOR01 Page and, in the case of any Eurocurrency Borrowing denominated in a Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, in each case, for the relevant interest period, multiplied by (b) the Statutory Reserve Rate plus, without duplication (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost.
Competitive Loans will bear interest, as specified by the applicable Lender in its related competitive bid, either at LIBO Rate plus (or minus, as applicable) a marginal rate of interest or at a fixed rate of interest per annum.
All Revolving Loans outstanding under the Credit Agreement will be due and payable on October 20, 2016. All Competitive Loans under the Credit Agreement will be due and payable on the last day of the interest period applicable to such loans.
The Credit Agreement includes customary affirmative and negative covenants, including information covenants, compliance with law, limitations on the creation of new indebtedness and on certain liens and restrictions on certain transactions with affiliates. A default under the Credit Agreement may be triggered by events such as a failure to pay when due any principal on any loan under the Credit Agreement, failure to comply with certain covenants under the Credit Agreement, failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $50 million, or a change of control of Hubbell. A default under the Credit Agreement would permit the participating banks to restrict Hubbell’s ability to further access the credit facility for loans and require the immediate repayment of any outstanding loans with interest.
A copy of the Credit Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.
Credit Agreement, dated as of October 20, 2011, by and among Hubbell Incorporated and its subsidiaries Hubbell Cayman Limited and Hubbell Investments Limited, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS — Certain of the statements contained in this report and the exhibit attached hereto, including, without limitation, statements as to management’s good faith expectations and belief are forward-looking statements. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED
By:	/s/ Richard W. Davies
	Name:	Richard W. Davies
	Title:	Vice President, General Counsel

Date: October 20, 2011
EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT DESCRIPTION

99.1
Credit Agreement, dated as of October 20, 2011, by and among Hubbell Incorporated and its subsidiaries Hubbell Cayman Limited and Hubbell Investments Limited, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent.